Exhibit (d)(13)

Execution Version

CONFIDENTIAL

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of February 16, 2025, is made by and between Shift4 Payments, Inc., a Delaware corporation (“Parent”), and Huang River Investment Limited, a British Virgin Islands business company (the “Investor”). Parent and the Investor are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Global Blue Group Holding AG (the “Company”) are entering into a Transaction Agreement, dated as of the date hereof, (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”), pursuant to which, among other things, Merger Sub shall (and Parent shall cause Merger Sub to) commence a tender offer (the “Offer”) for all of the issued and outstanding Company Shares, and following completion of the Offer, and provided that at such time Parent directly or indirectly has acquired or controls at least 90% of the then outstanding Company Shares, the Company and Merger Sub will consummate a statutory squeeze-out merger pursuant to which the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation and as a wholly-owned Subsidiary of Parent (the “Merger”), in each case, upon the terms and subject to the conditions set forth in the Transaction Agreement; and

WHEREAS, in connection with the consummation of the transactions set forth in the Transaction Agreement, Parent and the Investor desire to enter into an agreement pursuant to which, on the terms and conditions set forth herein, the Investor will acquire from Parent a number of Parent Class A Stock, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person; provided that neither the Company, Parent nor any of their respective subsidiaries shall be deemed an Affiliate of the Investor or any of its Affiliates. The term “control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that such power or authority shall conclusively be presumed to exist upon possession of the power to direct the vote of more than fifty per cent (50%) of the votes entitled to be cast at a meeting of the members or shareholders or power to control the composition of a majority of the board of directors of such Person, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, the PRC and Hong Kong are authorized or obligated by law or executive order to close.

“Chosen Courts” shall have the meaning set forth in Section 11.7.

“Company” shall have the meaning set forth in the Recitals.

“control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FOUR<EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of the Parent Class A Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Parent). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Disposal Date” shall have the meaning set forth in Section 7.1.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Expiration Time” shall mean the earlier to occur of (a) the Subscription Closing or (b) the termination of the Transaction Agreement in accordance with Section 9.1 thereof.

“Governing Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Hong Kong” shall mean the Hong Kong Special Administration Region of the People’s Republic of China.

“Investor” shall have the meaning set forth in the Preamble.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Non-Recourse Party” shall have the meaning set forth in Section 11.13.

“Offer” shall have the meaning set forth in the Recitals.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Material Adverse Effect” shall mean any effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Parent and its controlled Affiliates, taken as a whole; or (b) the ability of Parent to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Parent Material Adverse Effect shall not be deemed to include any effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) any changes in applicable law or GAAP or other applicable accounting standards, including interpretations thereof, (iii) any outbreak or escalation of war or any act of terrorism, (iv) natural disasters, (v) general conditions in the industry in which Parent and its Subsidiaries operate; provided, further, that any effect referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Parent and its controlled Affiliates, taken as a whole, compared to other participants in the industries in which Parent and its controlled Affiliates conduct their businesses.

“Party” or “Parties” shall each have the meaning set forth in the Preamble.

“Per Share Subscription Price” shall have the meaning set forth in Section 10.2.

“PRC” shall mean the People’s Republic of China and, solely for the purposes of this Agreement, excludes Hong Kong, the Macao Special Administrative Region of the People’s Republic of China and Taiwan.

“Rule 144” shall have the meaning set forth in Section 6.5.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Subscription Closing” shall have the meaning set forth in Section 3.1.

“Subscription Price” shall have the meaning set forth in Section 2.

“Subscription Securities” shall have the meaning set forth in Section 2.

“Transaction Agreement” shall have the meaning set forth in the Recitals.

2. Subscription. At the Subscription Closing, upon the terms and subject to the conditions of this Agreement, the Investor shall subscribe for and purchase from Parent, and Parent shall issue to the Investor, a number of shares of Parent Class A Stock equal to [REDACTED] (the “Subscription Price”) [REDACTED] (the “Subscription Securities”), in exchange for the payment by or on behalf of the Investor to Parent of the Subscription Price in immediately available U.S. dollars.

3. Closing.

3.1 The consummation of the transactions contemplated by Section 2 (the “Subscription Closing”) shall take place remotely by exchange of fully executed documents (in counterparts or otherwise) by electronic transmission or electronic .pdf format, including using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign), on, and shall take place on the third (3rd) Business Day after satisfaction, or waiver (to the extent permissible) by the parties entitled to the benefit thereof, of the conditions set forth in Section 4 (other than those conditions that by their nature are to be satisfied at the Subscription Closing, but subject to the satisfaction or, to the extent permissible, waiver of all such conditions), or at such other date and time as the Parties may agree in writing.

3.2 At the Subscription Closing: (a) Parent shall issue to and in the name of the Investor the Subscription Securities in book-entry form at Parent’s transfer agent, free and clear of any liens or encumbrances, and (b) the Investor shall deliver or cause to be delivered to Parent the Subscription Price by wire transfer of U.S. dollars in immediately available funds to a bank account designated by Parent (the details of which account shall be provided in writing by Parent to the Investor no later than three (3) Business Days prior to the Subscription Closing).

4. Conditions. The obligations of Parent and the Investor to consummate the Subscription Closing are subject to the satisfaction, or waiver (to the extent permissible) by the applicable Party or Parties of the following conditions:

4.1 all representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date hereof and as of the Subscription Closing, and Parent shall have performed and complied in all material respects with its obligations required to be performed or complied with at or prior to the Subscription Closing under this Agreement, provided that the condition set forth in this Section 4.1 may be waived by the Investor in writing in its discretion;

4.2 all representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date hereof and as of the Subscription Closing, and the Investor shall have performed and complied in all material respects with its obligations required to be performed or complied with at or prior to the Subscription Closing under this Agreement, provided that the condition set forth in this Section 4.2 may be waived by Parent in writing in its discretion;

4.3 the Acceptance Time shall have occurred in accordance with the Transaction Agreement;

4.4 the applicable Affiliate(s) of the Investor shall have received its portion of the Offer Consideration for each of its Company Shares validly tendered by such applicable Affiliate(s) of the Investor and not withdrawn pursuant to the Offer prior to the Acceptance Time, provided that this condition may be waived by the Investor in writing in its discretion;

4.5 there shall not have been enacted or promulgated any governmental order, law, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription Closing;

4.6 since the date of this Agreement, (a) there shall not have been any (i) Parent Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (ii) material change to the principal business as currently conducted by Parent and its Subsidiaries, taken as a whole, or (b) the Company shall not have taken any action designed to, or reasonably likely to have the effect of, delisting the Parent Class A Stock from the New York Stock Exchange or received any notification that the SEC or the New York Stock Exchange is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto); provided that the condition set forth in this Section 4.6 may be waived by the Investor in writing in its discretion; and

4.7 Parent shall have duly applied for and received the approval by the New York Stock Exchange of the additional listing of the Subscription Securities, subject to official notice of issuance, the evidence of which shall be provided to the Investor, provided that this condition may be waived by the Investor in writing in its discretion.

5. Representations, Warranties and Covenants of Parent. Parent hereby represents and warrants to the Investor, as of the date of this Agreement and as of the Subscription Closing, as follows:

5.1 Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery by Parent of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action in accordance with Parent’s Governing Documents, as applicable. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Investor, constitutes the legal, valid and binding obligation of Parent.

5.2 The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby will not result in (i) a violation of the Governing Documents of Parent, (ii) any breach of, or violation of the terms or provisions of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of benefit under, in each case with or without notice or lapse of time, any indenture or other agreement or instrument by which Parent or Parent’s property is bound or (iii) any violation by Parent of any applicable law, regulation or court decree, except (in the case of clause (ii) or (iii) above) for such breach, violation or default which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby. The issuance of the Subscription Securities and the consummation of the transactions contemplated herein will be in accordance with the New York Stock Exchange rules.

5.3 The Subscription Securities, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, and nonassessable, and free and clear of any liens or encumbrances, preemptive rights or any other similar contractual rights, in each case, other than those created by the Investor or pursuant to this Agreement, the Governing Documents of Parent, federal and state securities laws or otherwise in connection with the transactions contemplated hereby.

5.4 Parent has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement for which the Investor could become liable.

5.5 The Subscription Securities were not offered by any form of general solicitation or general advertising and the issuance of the Subscription Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof.

5.6 As February 12, 2025, Parent had 67,737,305 shares of Parent Class A Stock, $0.0001 par value per share, outstanding, 19,801,028 shares of its Class B common stock, $0.0001 par value per share, outstanding and 1,519,826 shares of its Class C common stock, $0.0001 par value per share, outstanding. All outstanding shares of Parent have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of (or subject to) any preemptive rights, rights of first refusal or similar rights.

6. Representations, Warranties and Covenants of the Investor. The Investor hereby represents and warrants to Parent, as of the date of this Agreement and as of the Subscription Closing, as follows:

6.1 The Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Investor is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery by the Investor of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action in accordance with Investor’s Governing Documents, as applicable. This Agreement has been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of Investor.

6.2 The Investor has the legal capacity to purchase and hold the Subscription Securities and represents that the subscription for the Subscription Securities and the execution and delivery of this Agreement by the Investor and the consummation of the transactions contemplated hereby will not result in (i) a violation of the Governing Documents of the Investor, (ii) any breach of, or violation of the terms or provisions of, or constitute a default under, any indenture or other agreement or instrument by which the Investor or the Investor’s property is bound or (iii) any violation by the Investor of any applicable law, regulation or court decree, except (in the case of clause (ii) or (iii) above) for such breach, violation or default which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

6.3 The Investor has been given the opportunity to examine all documents referred to herein and the terms and conditions of the Subscription Securities. The Investor has independently and based on such documents and information as the Investor has deemed appropriate, performed its own due diligence with respect to Parent and its subsidiaries and made its own investment decision with respect to the investment represented by the Subscription Securities. The Investor has consulted, to the extent deemed reasonably appropriate by the Investor, with the Investor’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Subscription Securities and on that basis understands the financial, tax, legal and related consequences of an investment in the Subscription Securities, and believes that an investment in the Subscription Securities is suitable and appropriate for the Investor.

6.4 The Investor is acquiring, legally and beneficially, the Subscription Securities for its own account and not as an agent or nominee for any other Person, and with no present intention of distributing or reselling such shares or any portion thereof.

6.5 The Investor acknowledges that: (i) neither the offer nor sale of the shares of the Subscription Securities has been registered under the Securities Act or any state or foreign securities or “blue sky” laws; (ii) each of the Subscription Securities is characterized as a “restricted security” under the Securities Act, inasmuch as it is being acquired from Parent in a transaction not involving a public offering and that each of such shares must be held indefinitely, and is subject to resale restrictions unless the offer and sale of such shares is registered under the Securities Act or an exemption from such registration is available and all applicable state or foreign securities or “blue sky” laws are complied with; (iii) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to the offers or sales of any securities of Parent until and unless the holding period requirement thereunder is complied with; (iv) when and if the Subscription Securities may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition pursuant to Rule 144 can be made only in limited amounts in accordance with the terms and conditions of such rule if the Investor is an affiliate (as defined in Rule 144) of Parent; and (v) if the Rule 144 exemption is not available, public offer or sale of Parent Class A Stock without registration will require the availability of another exemption under the Securities Act.

6.6 The Investor is an “accredited investor” as defined in the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of transactions similar to those contemplated by this Agreement.

6.7 The Investor (i) has been represented by or has had the opportunity to be represented by, independent counsel of its own choice, and has had the full right and opportunity to consult with its attorney and avail itself of this opportunity, (ii) has received, and reviewed and fully understands this Agreement and the Transaction Agreement, and has had the opportunity to have the Agreement and the Transaction Agreement fully explained by counsel of its choosing, and is fully aware of the contents thereof and its meaning, intent and legal effect, and (iii) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

6.8 The Investor has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement for which Parent could become liable.

7. Resale Registration Statement.

7.1 Parent shall file a resale registration statement on Form S-3 with the SEC to register for resale the shares of the Subscription Securities and have such registration statement declared effective by the SEC on or after the Business Day immediately after (and in any event within five (5) Business Days of) the date of the Subscription Closing and maintain the effectiveness of such registration until the earlier of (a) the date on which all such shares of the Subscription Securities are eligible to be sold under Rule 144 of the Securities Act without any holding period or any volume or manner of sale limitations and (b) all such shares have been disposed of by the Investor (such date, the “Disposal Date”).

7.2 Parent will cooperate with the Investor to facilitate the timely preparation and delivery of certificates or book entries (which, in either case, shall not bear any restrictive legends or similar notations) representing the Subscription Securities pursuant to the resale registration statement referred to in Section 7.1 above or pursuant to Rule 144 under the Securities Act. With the view to making available to the Investor the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Investor to sell the securities of Parent to the public without registration, Parent shall (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; (b) file with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act, at any time when Parent is subject to such reporting requirements; (c) furnish to the Investor, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or semi-annual report of the Company, and such other reports and documents so filed or furnished by the Company with the Commission as the Investor may reasonably request (in each case to the extent not readily publicly available); and (d) otherwise provide the Investor with such customary assistance as is reasonably requested.

8. Termination. This Agreement shall terminate and shall have no further force or effect (a) by either Party, by notifying the other Party of such termination in writing if the Subscription Closing has not occurred on or before the date that is the tenth (10th) Business Day after the End Date; (b) upon mutual written agreement of the Parties, (c) immediately as of and following the Expiration Time; or (d) by the Investor by notifying Parent of such termination in writing, in the event there is any modification, waiver or amendment to the Transaction Agreement that reduces or changes the form of the Offer Consideration, or otherwise adversely affects in any material respect the economic benefits, to be received by the applicable Affiliate of the Investor in the Offer. Notwithstanding the foregoing, (i) nothing herein shall relieve any Party hereto from liability for any breach of this Agreement that occurred prior to such termination; (ii) Section 8 and Section 11 (and in each case, any related definitions) shall survive the termination of this Agreement; and (iii) in the case of a termination under clause (c) in the immediately preceding sentence following the consummation of the Subscription Closing, the obligations of Parent under Section 7.1 shall continue until the Disposal Date and the obligations of Parent under Section 7.2 shall continue until the later of the Disposal Date or the one (1)-year anniversary of the date of the Subscription Closing.

9. Most Favored Nation. Parent represents, warrants and covenants in favor of the Investor that, in connection with any purchase or subscription of securities of Parent by any equityholder of the Company or any of its Affiliates in connection with the Offer, the Merger or any other transactions contemplated by the Transaction Agreement, the terms and conditions afforded to any and all such other equityholders of the Company (including without limitation those relating to the subscription price or any other economic, investment, resale, information or governance rights or obligations) are not and will not be in any way more favorable than those of the Investor provided under this Agreement. Parent acknowledges that the Investor is relying on this representation, warranty, and undertaking in making its investment decision hereunder and that any breach hereof would result in irreparable harm to the Investor for which monetary damages would be an inadequate remedy.

10. Adjustments to Subscription Securities. The number and form of Subscription Securities shall be subject to adjustment from time to time during the period from the date of this Agreement and the Subscription Closing pursuant to this Section 10; provided, however, that nothing in this Section 10 shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

10.1 If at any time during the period between the date of this Agreement and the Subscription Closing, any change in the outstanding shares of capital stock of Parent (including Parent Class A Stock) shall occur (other than the issuance of additional shares of capital stock of Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the number of Subscription Securities and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

10.2 If at any time during the period between the date of this Agreement and the Subscription Closing, there is any cash dividend or distribution of securities, other property or non-cash assets of Parent in respect of any capital stock of Parent, the number of Subscription Securities to be issued pursuant to this Agreement shall be appropriately adjusted to that number of Subscription Securities determined by multiplying (a) the number of Subscription Securities provided in Section 2 by (b) a fraction (i) the numerator of which is the subscription price per share (the “Per Share Subscription Price”) of Parent A Class Stock determined by the quotient of the Subscription Price divided by the number of Subscription Securities, each as set forth in Section 2 and (ii) the denominator of which is the Per Share Subscription Price (minus the cash amount, or the fair market value of any portion of such non-cash assets or property, so distributed that is applicable to one share of Parent A Class Stock).

10.3 If at any time during the period between the date of this Agreement and the Subscription Closing, Parent consolidates with or merges into another Person, or if Parent sells, leases or transfers to any other Person all or substantially all of the assets of Parent or Parent enters into any agreement or understanding with respect to any of the foregoing, the Investor shall have the right to elect, in its discretion, to receive at the Subscription Closing either the Subscription Securities or the kind and amount of shares of stock, other securities, cash and property receivable upon such event by a holder of such number of Parent Class A Stock that is equivalent to the Subscription Securities immediately prior to such event. In any such event, effective provisions shall be made in any contract, sale, conveyance, lease or transfer, or otherwise so that the provisions set forth herein for the protection of the Investor shall thereafter continue to be applicable; any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon conversion, such shares of stock, other securities, cash and property. This Section 10.3 shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

10.4 In case any event or circumstance shall occur as to which the provisions of Section 10.1, Section 10.2 and Section 10.3 are not strictly applicable, but the failure to make any adjustment to the Subscription Securities would not fairly protect the interests of the Investor from a financial point of view in accordance with the essential intent of the subscription under this Agreement, then, in each such case, Parent, acting reasonably and in good faith, and in consultation with the Investor, shall determine the appropriate adjustment to be made to the Subscription Securities, on a basis consistent with the essential intent and principles established in this Section 10.

11. Miscellaneous.

11.1 Enforcement. The Parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to specific performance, an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court. Moreover, and in recognition of the foregoing, each of the Parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at Law would be adequate or that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason and (b) any requirement under any Law for any Party to post security as a prerequisite to obtaining equitable relief. Each Party acknowledges and agrees that the agreements contained in this Section 11.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Party would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that specific performance or injunctive relief pursuant to this Section 11.1 shall be the sole and exclusive remedy with respect to breaches or threatened breaches by the Investor under this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement) that may be available at law or in equity for any breach or violation of this Agreement.

11.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party, which may be granted or withheld in the sole discretion of the other Party; provided that the Investor may, without the prior consent of Parent, assign its rights to purchase the Subscription Securities hereunder to any of its Affiliates, provided that no such assignment shall relieve the Investor of its obligations or agreements hereunder. Any attempt to make any assignment in violation of this Section 11.2 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

11.3 No Rights or Obligations of the Company: The undertakings and representations and warranties by the Investor contained herein are for the sole benefit of and can only be enforced Parent and do not create any rights for or obligations by the Company to the Investor or Parent, as the case may be.

11.4 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given and properly received on the date of delivery if delivered personally, when received when sent by email by the Party to be notified; provided that no “bounceback” or notice of non-delivery is received or when delivered by a courier (with confirmation of delivery). All notices hereunder shall be delivered as set forth below or under such other instructions as may be designated in writing by the Party to receive such notice.

(i) if to Parent, to:

Shift4 Payments, Inc.

3501 Corporate Parkway

Center Valley, PA 18034

Email:   jfrankel@shift4.com

Attention:    Jordan Frankel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Email:   andrew.elken@lw.com

    leah.sauter@lw.com

Attention:   Andrew Elken

      Leah Sauter

(ii)	if to the Investor, to:

c/o Tencent Holdings Limited

Tencent Binhai Towers

No. 33 Haitian 2nd Road, Nanshan District

Shenzhen 518054, PRC

Email:   PD_Support@tencent.com

Attention:   Mergers and Acquisitions Department

with a copy (which shall not constitute notice) to:

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Email:   legalnotice@tencent.com

Attention:  Compliance and Transactions Department

and

Davis Polk & Wardwell

10F The Hong Kong Club Building

3A Chater Road

Hong Kong

Email:   miranda.so@davispolk.com; xi.shi@davispolk.com

Attention:  Miranda So; Xi Shi

11.6 Governing Law. This Agreement shall be governed by, interpreted and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws.

11.7 Submission to Jurisdiction. Each Party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any Action with respect to the subject matter hereof (other than the Transaction Agreement, which shall be interpreted, construed, governed and enforced as set forth therein). Each Party agrees to commence any Action relating hereto only in the State of Delaware, or if such Action may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of the State of Delaware. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action with respect to the subject matter hereof (other than the Transaction Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such Parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such Action in the manner provided in Section 11.5 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from such final trial court judgment.

11.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9 Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless otherwise indicated. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the schedules and annexes hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “$” in this Agreement are to the lawful currency of the United States. References to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement, together with all amendments thereto. References to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. Time periods within or following which any act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

11.10 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(b) This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 11.3 and Section 11.13.

11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be interpreted without giving effect to Section 11.1 and Section 11.13.

11.12 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the Parties has delivered a signed counterpart to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by electronic transmission or electronic “.pdf”, including using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign), shall be effective as delivery of a manually executed counterpart hereof.

11.13 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Investor and Parent each covenant, agree and acknowledge that no Persons other than the Parties hereto have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that each Party has no right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of either Party or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the Parties hereto, each a “Non-Recourse Party”), through the other Party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the other Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the foregoing, no claim will be brought or maintained by the Shareholder, Parent or any of its Affiliates or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a Party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of the other Party or any other Person delivered hereunder. The Non-Recourse Parties shall be express third-party beneficiaries of this Section 11.13.

11.14 Public Statements or Releases. Neither Parent nor the Investor shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior consent of the other Party (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, nothing in this Section 11.14 shall prevent any Party from making any public announcement it considers necessary in order to satisfy its obligations under the law, including applicable securities laws, or under the rules of any national securities exchange or securities market, in which case such Party shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and Parent will consider in good faith any Investor comments. Parent shall not include the name of the Investor or any of its Affiliates in any press release or public announcement (which, for the avoidance of doubt, shall not include any filing with the SEC) without the prior written consent of the Investor, except as otherwise required by law or the applicable rules or regulations of any securities exchange or securities market, in which case Parent shall allow the Investor, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SHIFT4 PAYMENTS, INC.

By:	/s/ Taylor Lauber
Name: Taylor Lauber
Title: President

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HUANG RIVER INVESTMENT LIMITED

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Authorized Signatory

[SIGNATURE PAGE TO SUBCRIPTION AGREEMENT]